EXHIBIT 13(b)

PURCHASE AGREEMENT


	Insight Premier Funds (the "Trust"), a Massachusetts business trust, and Insight Management, Inc. (the "Buyer") hereby agree as follows:


	1. The Trust hereby offers the Buyer and the Buyer hereby purchases 2,500 shares (the "Shares") at $10.00 per share of the Trust's Insight Moderate Growth Fund (the
"Fund"), with par value of $.001 per share. The Shares are the "initial shares" of the Fund. The Buyer hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Trust hereby acknowledges receipt from the Buyer of funds in the amount of $25,000 in full payment for the Shares.

	2. The Buyer represents and warrants to the Trust that the Shares purchased by the Buyer are being acquired for investment purposes and not for the purpose of distribution.

	3. The Buyer agrees that if it or any direct or indirect transferee of the Shares held by the Buyer redeems the Shares prior to the fifth anniversary of the date that the Fund begins its investment activities, the Buyer will pay to the Fund an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by the Buyer or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

	4.  The Trust represents that a copy of its
Declaration of Trust, dated September 13, 1996, is on file in the Office of the Secretary of the Commonwealth of Massachusetts.

	5. This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his or her capacity as an officer of the Trust. The obligations of this Agreement shall be binding only upon the assets and property of the Fund and not upon the assets and property of any other fund of the Trust.

	6. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.



	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 6th day of November, 1996.


			INSIGHT PREMIER FUNDS,
			on behalf of Insight Moderate Growth Fund
Attest:


Brian W. McDonald		By:		ERIC GODES



Attest:		INSIGHT MANAGEMENT, INC.


Brian W. McDonald		By:		M. CASTELLANO